Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Veeco Instruments Inc.:

We consent to the incorporation by reference in the registration statements listed below of Veeco Instruments Inc. of our reports, dated February 21, 2018, with respect to the consolidated balance sheets of Veeco Instruments Inc. and subsidiaries as of December 31, 2017 and 2016, and the related statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement Schedule II — Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Veeco Instruments Inc. and subsidiaries.

Our report dated February 21, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states the scope of management’s assessment of internal control over financial reporting excluded the internal control over financial reporting of Ultratech, Inc. (“Ultratech”), which the Company acquired on May 26, 2017. Ultratech represented 50% of total assets and 14% of net sales included in the Company’s consolidated financial statements as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Ultratech.

Registration No.	Form	Plan
333-166852	S-8	Veeco Instruments Inc. 2010 Stock Incentive Plan
333-194737	S-8	Veeco Instruments Inc. 2010 Stock Incentive Plan, Veeco Instruments Inc. 2013 Inducement Stock Incentive Plan
333-211781	S-8	Veeco Instruments Inc. Amended and Restated 2010 Stock Incentive Plan, Veeco Instruments Inc. 2016 Employee Stock Purchase Plan

/s/ KPMG LLP

Melville, New York
February 21, 2018